Exhibit 10.1

Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon 97007

June 1, 2006

James M. Usdan
23 Northumberland
Nashville, TN 37215

Dear Jim:

This letter will confirm our agreement that the Consulting Agreement, between you and Metro One Telecommunications, Inc. (the “Company”), dated as of October 4, 2005 (the “Consulting Agreement”), shall be amended as follows:

1.             You hereby resign as President and Chief Executive Officer of the Company and your service in that capacity shall no longer be required under Section 1.2 of the Consulting Agreement.  Your duties going forward during the term of the Consulting Agreement will consist of rendering consultation, advice and assistance to the Company in regard to all aspects of its business.

2.             Unless earlier terminated under Section 2.2, your engagement under the Consulting Agreement shall terminate November 1, 2006.  Section 2.2(e) and (f) providing for termination on 30 days notice shall no longer be applicable.

3.             Your compensation under Section 3.1 of the Consulting Agreement shall continue at the current rate of $14,666.67 through September 1, 2006, at which time your compensation shall be reduced to a rate of $7,083.34 per month through the termination of the Consulting Agreement.

4.             The Company’s obligation to provide or to reimburse you for health insurance coverage will terminate on November 1, 2006.

Nothing in this letter shall affect the continued vesting of the stock options granted pursuant to Section 3.5 of the Consulting Agreement.  Except as set forth in this letter, the terms of the Consulting Agreement will remain in full force and effect.

Very truly yours,

AGREED AND ACCEPTED	METRO ONE TELECOMMUNICATIONS, INC.

/s/ James M. Usdan	By:	/s/ Gary E. Henry
James M. Usdan		Gary E. Henry
President and CEO